Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Third Quarter 2011 Financial Results and Recent Corporate Progress

REDWOOD CITY, Calif. – November 7, 2011 – A.P. Pharma, Inc. (OTCQB: APPA.PK), a specialty pharmaceutical company, today reported financial results for its third quarter ended September 30, 2011 and highlighted its recent corporate progress.

Operational Highlights

•	On July 1, 2011, the Company closed a $24.0 million private placement of common stock and warrants.

•

In July 2011, the Company commenced a thorough QT study designed to support the New Drug Application (NDA) resubmission for APF530. The study will examine the effect of APF530 on the QT interval in healthy volunteers. The Company expects to report results from this study in the first quarter of 2012.

“Steady progress is being made toward our goal of resubmitting the New Drug Application for APF530 in the first half of 2012,” said John Whelan, A.P. Pharma’s president and chief executive officer. “We continue to believe that APF530 could improve the lives of many cancer patients suffering from one of the major side effects associated with their treatment, namely chemotherapy-induced nausea and vomiting. APF530 has the potential to be the first product to address both acute- and delayed-onset nausea and vomiting with a single, subcutaneous injection at the time of chemotherapy administration, providing an important treatment option for patients and physicians.”

Results of Operations

A.P. Pharma’s net loss for the third quarter of 2011 was $4.2 million, or $0.02 per share, compared to a net loss of $1.7 million, or $0.04 per share, for the third quarter of 2010. The net loss was higher in the current fiscal quarter primarily due to increased spending related to the planned NDA resubmission and higher stock compensation expense. In addition, the prior-year quarter included contract revenue related to research and development work performed under an agreement with Merial Limited, which was terminated in May 2011.

Cash and cash equivalents as of September 30, 2011 were $21.0 million, compared to $2.1 million at December 31, 2010. Net cash used in operating activities was $5.2 million for the nine months ended September 30, 2011. As previously reported, the Company entered into two financing arrangements during the second quarter of 2011, which provided total funding of approximately $24.1 million, net of expenses. All proceeds were received in the second quarter except for $3.7 million, which was received in July 2011. The Company continues to believe that its current cash resources are sufficient to fund its operations into 2013.

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A.P. Pharma Announces Third Quarter 2011 Financial Results	Page 2
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About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA for the first half of 2012. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible, injectable and implantable delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Third Quarter 2011 Financial Results	Page 3
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A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Contract revenue	$—	$351	$646	$1,122

Operating expenses:
Research and development	2,929	1,541	5,352	5,762
General and administrative	1,160	445	2,238	3,561

Total operating expenses	4,089	1,986	7,590	9,323

Operating loss	(4,089)	(1,635)	(6,944)	(8,201)
Other income (expenses):
Interest expense, net	(62)	(1)	(326)	(2)
Gain on sale of royalty interest	—	—	—	2,500

Loss from continuing operations	(4,151)	(1,636)	(7,270)	(5,703)
Loss from discontinued operations	(51)	(36)	(283)	(47)

Net loss	$(4,202)	$(1,672)	$(7,553)	$(5,750)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.02)	$(0.04)	$(0.08)	$(0.14)

Net loss	$(0.02)	$(0.04)	$(0.08)	$(0.15)

Shares used to compute basic and diluted net loss per share	198,279	39,507	93,381	39,481

A.P. Pharma Announces Third Quarter 2011 Financial Results	Page 4
and Recent Corporate Progress

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,019	$2,109
Accounts receivable	—	110
Prepaid expenses and other current assets	301	282

Total current assets	21,320	2,501
Property and equipment, net	346	357
Other long-term assets	130	53

Total assets	$21,796	$2,911

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$433	$159
Accrued expenses	1,121	461
Accrued disposition costs	986	703
Deferred revenue	—	237

Total current liabilities	2,540	1,560
Convertible notes payable, net of discount	64	—
Deferred revenue	—	35

Total liabilities	2,604	1,595

Stockholders’ equity:
Common stock	2,002	401
Additional paid-in capital	173,168	149,340
Accumulated deficit	(155,978)	(148,425)

Total stockholders’ equity	19,192	1,316

Total liabilities and stockholders’ equity	$21,796	$2,911

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announces Third Quarter 2011 Financial Results	Page 5
and Recent Corporate Progress

Contacts

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President, Chief Executive Officer and Chief Financial Officer

650-366-2626

and

Media Relations:

Corporate Communications Alliance, LLC

Edie DeVine

209-814-9564

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